Exhibit 10.3

621 NW 53rd Street Suite 260 Boca Raton FL 33487

Execution Version

May 28, 2026

Jaret Christopher
Via Email

Re:	Separation Agreement

Dear Jaret:

This letter sets forth the substance of the separation agreement (the “Agreement”) that SpringBig, Inc. (“OpCo”) an operating subsidiary of SpringBig Holdings, Inc. (“Holdings”) (OpCo and Holdings, collectively, the “Company”) is offering to you to aid in your employment transition.

1. Separation. Your last day of work with Holdings and your employment termination date will be May 28, 2026, or the date of your execution of this Agreement if earlier. (the “Separation Date”). You confirm that effective as of the Separation Date, you are deemed to have resigned from all positions you held as an officer, director, or member of any board of directors, board committee, or similar governing body of Holdings and each of its subsidiaries and affiliates. You acknowledge and agree that effective May 15, 2026 you were removed from all positions you held as an officer, director, or member of the board of directors, board committee, or similar governing body of OpCo. You agree to execute any additional documents reasonably requested by OpCo or Holdings to confirm and/or effectuate such separation and/or resignations.

2. Final Pay. On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive this payment regardless of whether or not you sign this Agreement. You acknowledge that the Company maintains a non-accrual vacation or PTO policy and you therefore have no accrued and unused vacation or PTO to be paid out upon separation from employment.

3. Severance Benefits. In full satisfaction of any severance benefits you were eligible to receive under that certain Employment Agreement between you and Holdings dated as of April 1, 2026 (the “Employment Agreement”), if you timely sign this Agreement, and comply with your obligations under it (collectively, the “Severance Preconditions”), then the Company will provide you with the following Severance Benefits:

(a) Severance Pay. The Company will pay you severance in the form of continuation of your base salary in effect as of the Separation Date for a two (2) month period. These payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s ordinary payroll dates, beginning with the first such date which occurs at least eight (8) business days following the Effective Date (defined below). Notwithstanding the foregoing, the Company’s obligation to make severance payments shall cease if the Company discovers, within the sixty (60) day period after the Separation Date, that you engaged in any material violation of any of your obligations to the Company set forth in this Agreement.

(b) Messaging. The Company will coordinate with you in good faith on appropriate and mutually agreeable communications (including a press release) regarding your transition from the Company, both internally to other Company employees and externally to business partners, investors, contractors, vendors, customers and the general public.

(c) Release. On the Separation Date, you will receive the release of claims in your favor on behalf of the Company, Shalcor Management, Inc. and Lightbank II, L.P., (the “Company Release”) substantially in the form of Exhibit A.

The Company Release, however, shall be rescinded, and of no force and effect, if you (a) fail to comply with your obligations under this Agreement, including but not limited to your confidentiality, non-disparagement and return of property obligations, and any other agreement between you and the Company, or (b) the Company discovers, within the thirty (30) day period after the Separation Date (the “Review Period”), that you engaged in any material violation of any of your obligations to the Company. If the Company determines that you engaged in a material violation of your obligations to the Company, the Company will provide you with written notice under this section 3(c) on or before the expiration of the Review Period (the “Recission Notice”).

(d) Additional Payment. If the Company has not provided you with the Recission Notice on or prior to the expiration of the Review Period, the Company will pay you an additional cash payment in the gross amount of $50,000, subject to standard payroll deductions and withholdings (the “Additional Payment”). The Additional Payment will be made on the Company’s next ordinary payroll date to occur after the expiration of the Review Period. For avoidance of doubt, if the Company Release is rescinded as described in Section 3(c), you will have no right to the Additional Payment.

4. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. As an additional Severance Benefit under this Agreement, provided that you satisfy the Severance Preconditions set forth above and timely elect continued coverage under COBRA, then the Company shall (in the Company’s discretion) pay directly or reimburse you for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) two (2) months after the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA coverage for any reason. If the Company elects to reimburse you for the COBRA premiums, then you must timely pay your premiums, and then provide documentation to the Company to obtain reimbursement for your COBRA premiums under this Section 4. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you a fully taxable cash payment equal to the applicable COBRA premiums for that month for the remainder of the COBRA Premium Period, which you may (but are not obligated to) use toward the cost of COBRA premiums.

5. Unemployment Insurance. You may be eligible for unemployment insurance benefits after the Separation Date. The Massachusetts Department of Unemployment Assistance, not the Company, will determine your eligibility for such benefits. Exhibit B provides information concerning how to file for unemployment insurance benefits.

6. Equity Awards. Vesting of any outstanding equity award will cease as of the Separation Date. Your right with respect to any vested equity award will be as set forth in your applicable award agreement, grant notice, and applicable plan documents.

7. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity or any Change in Control Payment as set forth in the Employment Agreement), severance, or benefits on, before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested equity award. You acknowledge that no Change in Control (as defined in the Employment Agreement) has occurred or is contemplated as of the Separation Date and you are not eligible to receive the Change in Control Payment.

8. Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you are entitled to reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

9. Return of Company Property. You agree that, within five (5) days of the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, Company account and device login and password information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement.

10. Confidential Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations not to use or disclose any confidential or proprietary information of the Company and to refrain from certain activities under that certain Non-solicitation, Nondisclosure & Assignment Of Inventions Agreement between you and Holdings dated as of April 1, 2026 (the “Confidentiality Agreement”) and that certain Noncompetition Covenant dated as of April 1, 2026 between you and Holdings (the “Non-Compete”), both attached as Exhibit C. For the avoidance of doubt, and notwithstanding anything set forth herein to the contrary, the Non-Compete shall remain in full force and effect according to its terms and the Non-Compete is fully incorporated by reference into this Agreement. Please familiarize yourself with the enclosed agreements which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed only if disclosure is made (A) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

11. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency (“Government Agencies”) or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

12. Mutual Non-Disparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents or its lenders and their officers, directors, employees, representatives, attorneys, including Shalcor Management, Inc. and Lightbank II, L.P. in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. The Company and its officers and directors, and Shalcor Management, Inc. and Lightbank II, L.P. shall not disparage you in any manner likely to be harmful to your business or personal reputation; provided that such individuals may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with Government Agencies or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. In addition, nothing in this Section or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation. For the avoidance of doubt, in the event the Company Release is rescinded as set forth in section 3(c) of this Agreement, the covenants set forth in this paragraph 12 shall also be void and of no force or effect.

13. Cooperation after Termination. You agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.

14. Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, effective upon your execution of this Agreement you on behalf of yourself, and to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys, and other persons or entities acting or purporting to act on your behalf (collectively the “Releasing Parties”) hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, lenders including Shalcor Management, Inc. and Lightbank II, L.P. and its and their officers, directors, managers, partners, members, agents, representatives, attorneys and employees (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation (including any claims under the Employment Agreement); claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

●	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

●	has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. 1981), the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled, the Age Discrimination in Employment Act (ADEA), which prohibits discrimination based on age, the Older Workers Benefit Protection Act, the National Labor Relations Act, the Lily Ledbetter Fair Pay Act, the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Sick Leave Law, the Massachusetts Civil Rights Act, all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination;

●	has violated any employment statutes, such as the WARN Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the Fair Credit Reporting Act, the Employee Polygraph Protection Act, the Massachusetts Payment of Wages Act (M.G.L. c. 149 sections 148 and 150), the Massachusetts Overtime regulations (M.G.L. c. 151 sections 1A and 1B), the Massachusetts Meal Break regulations (M.G.L. c. 149 sections 100 and 101), all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown relating to employment laws, such as veterans’ reemployment rights laws;

●	has violated any other laws, such as federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state or local laws providing recourse for alleged wrongful discharge, retaliatory discharge, negligent hiring, retention, or supervision, physical or personal injury, emotional distress, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, whistleblowing, and similar or related claims.

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed or your right to enforce this Agreement. Nothing in this Agreement shall constitute a release or waiver of (i) any rights you may have to indemnification, advancement of expenses, or contribution from the Company, whether pursuant to applicable law, the certificate of incorporation, bylaws, or other organizational documents of the Company, any indemnification agreement, or otherwise, or (ii) any rights you may have to coverage under any directors’ and officers’ liability insurance policy maintained by the Company, in each case as applicable following the Separation Date. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of Government Agencies. Nothing in this Agreement prevents or shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before Government Agencies, or exercising any rights pursuant to Section 7 of the National Labor Relations Act. Nothing in this Agreement: (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein). You further understand this Agreement is not intended to and does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement. For the avoidance of doubt, in the event the Company Release is rescinded as set forth in section 3(c) of this Agreement, the release set forth in this paragraph 14 shall also be void and of no force or effect.

15. Your Acknowledgments and Affirmations/ Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have to bring claims for age discrimination under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you will not voluntarily (except in response to legal compulsion or as permitted herein) assist any person in bringing or pursuing any proposed or pending, litigation, arbitration, administrative Claim or other formal proceeding against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised by this writing to consult with an attorney prior to executing this Agreement; (c) you have been given twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) business days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth business day after this Agreement is executed by you.

16. No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

17. Breach. You agree that upon any breach of this Agreement you forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by a violation of the terms of Sections 9, 10, 11, 12 and 13 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement (including the provisions of the Confidentiality Agreement and the Non-Compete) will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement (including the provisions of the Confidentiality Agreement and the Non-Compete) is a material breach of this Agreement and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.

18. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of transmission, if delivered by email on a business day or, if not so delivered, then on the next business day, or (b) on the date of delivery, if delivered by hand or by guaranteed overnight delivery service, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Jaret Christopher:

At the most recent address (including email address) in the books and records of the Company.

If to the Company:

SpringBig Holdings, Inc.

621 NW 53rd Street, Ste. 500
Boca Raton, Florida 33487
Attn: Coley Brown
Email: cbrown@pppllc.com

Copies (which shall not constitute notice) to:

Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street
Wilmington, DE 19899-1347

Attn:	Curtis S. Miller
Tarik J. Haskins
Email:	cmiller@morrisnichols.com
thaskins@morrisnichols.com

or to such other address (including email address) as either party may have furnished to the other in writing in accordance herewith.

19. Miscellaneous. This Agreement, including any exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter (but the parties agree that the portion of Section 14 of the Employment Agreement related to arbitration shall apply to any disputes under this Agreement and shall remain in full force and effect and, except as set forth in Section 10 of this Agreement, all other provisions of the Employment Agreement are replaced and superseded by this Agreement). It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within Massachusetts.

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days after you receive this Agreement, but not earlier than your Separation Date. This offer will automatically expire if we have not received your executed copy by that date.

I wish you good luck in your future endeavors.

[signature page to follow]

Sincerely,

SPRINGBIG, INC.

By:
Coley Brown
Chief Executive Officer

SPRINGBIG HOLDINGS, INC.

By:
Jason Moos
Chief Financial Officer

AGREED TO AND ACCEPTED:

Jaret Christopher

Agreed to and Accepted with respect to Section 3(c) and Section 12 only:

SHALCOR MANAGEMENT, INC.

By:
Shawn Dym
ASO

LIGHTBANK II, L.P.

By:	LIGHTBANK II GP, LLC, its General Partner

By:
Matt Sacks
Partner

Exhibit A – Company Release

Exhibit B – How to File for Unemployment Insurance Benefits (Form 0590A)

Exhibit C – Non-solicitation, Nondisclosure & Assignment Of Inventions Agreement and Non-Compete

Exhibit A

Company Release

In consideration of the promises and covenants set forth in the Separation Agreement (the “Separation Agreement”) between you and the Company dated May __, 2026, the Company, Shalcor Management, Inc. and Lightbank II, L.P., on behalf of themselves, and their respective parents, subsidiaries, affiliates, officers, directors, managers, partners, members, agents, representatives, attorneys, employees, successors and assigns, hereby generally and completely releases, acquits and forever discharges you, your heirs, executors, administrators, assigns, insurers, and attorneys of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Company Release, including but not limited to all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment. Notwithstanding the foregoing, the Company does not release or waive (i) any Claims arising from your breach of this Company Release, the Confidentiality Agreement, the Non-Compete, or any other surviving post-termination obligation, (ii) any Claims arising from events occurring after the execution date of this Company Release, (iii) any Claims arising from fraud, willful misconduct, or criminal activity by you, or (iv) the Company’s right to enforce the Separation Agreement.

SPRINGBIG, INC.

By:
Coley Brown
Chief Executive Officer

SPRINGBIG HOLDINGS, INC.

By:
Jason Moos
Chief Financial Officer

SHALCOR MANAGEMENT, INC.

By:
Shawn Dym
ASO

LIGHTBANK II, L.P.

By:	LIGHTBANK II GP, LLC, its General Partner

By:
Matt Sacks
Partner

Agreed to and Accepted:

Jaret Christopher

Exhibit B

How to File for Unemployment Insurance Benefits (Form 0590A)

https://www.mass.gov/doc/how-to-apply-for-unemployment-insurance-benefits-form-0590a/download

Exhibit C

Non-solicitation, Nondisclosure & Assignment Of Inventions Agreement and Non-Compete